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                                                                 EXHIBIT (a)(11)

FOR IMMEDIATE PRESS RELEASE


Contact:  Ellis L. McKinley, Jr.
          Chief Financial Officer
          (817) 332-2758



            KEVCO, INC. COMPLETES ACQUISITION OF SHELTER COMPONENTS
                                  CORPORATION

FORT WORTH, Texas -- (BUSINESS WIRE) -- Dec. 2, 1997 -- Kevco, Inc. (Nasdaq/NM:KVCO) ("Kevco") today announced that its subsidiary, SCC Acquisition Corp., has acquired approximately 95.5% of the common stock of Shelter Components Corporation (AMEX:SST) ("Shelter") through its tender offer for the Shelter common stock (including shares tendered by guaranteed delivery), which expired at 12:00 midnight yesterday. Each remaining outstanding share of Shelter common stock will be converted, through a merger of a wholly-owned subsidiary of Kevco, into the right to receive $17.50 in cash. Kevco currently intends to delist the common stock of Shelter from trading on the American Stock Exchange.

Kevco also announced the closing of the private placement of $105 million aggregate principal amount of senior subordinated Notes due December 1, 2007. Proceeds from the private placement will be used to finance a portion of the acquisition of Shelter. Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products to the manufactured housing and recreational vehicle industries.

Certain statements contained herein which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitors' pricing, product quality and related features; the cyclical nature and seasonality of the manufactured housing and RV markets; the dependence of the Company on its principal customers and key suppliers; and other risks detailed in the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission, including those set forth in the Prospectus relating to the Company's initial public offering.